Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. ANNOUNCES THE ADDITION OF EVELYN FOLLIT TO ITS

BOARD OF DIRECTORS

Vancouver, Wash. – (September 11, 2007) –The board of directors of Nautilus, Inc. (NYSE:NLS) announce the election of retail and information technology leader Evelyn Follit, 61, to the Company’s board of directors.

“We will benefit immediately from the expertise Evelyn Follit brings us in technology, retail systems and human capital,” said Bob Falcone, chairman and CEO of Nautilus, Inc. “Her perspective and guidance will be invaluable as we prepare our organization for global competitiveness.”

Ms. Follit operates Follit Associates, a corporate technology and executive assessment practice, after serving in corporate leadership roles with RadioShack Corporation, ACNielsen, Dun&Bradstreet, ITT, and IBM.

While at RadioShack Corporation from 1997-2005, Follit reported to the Chairman and CEO as Chief Organizational Enabling Services Officer and Chief Information Officer where she was responsible for connecting the company’s nearly 7,000 retail stores to a global network. She also was responsible for designing the organization’s executive compensation, succession planning, executive development, and health and benefits cost containment programs.

In addition to her corporate experience, Follit serves on the boards of retail marketing firm Catalina Marketing Corporation, food retailer Winn-Dixie Stores Inc., and has been elected to the board of retail department store Bealls Inc., where her term begins in December 2007. Follit has a Master of Business Administration degree in finance and information systems from Pace University. She has completed executive planning, finance and technology programs at Cornell’s School of Industrial and Labor Relations and MIT’s Sloan School.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R) Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,500 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia and other locations around the world. More information is at www.nautilusinc.com.